Exhibit 99.2

September 6, 2007

Dear ANB Employees,

I want to share with you some very important news that our company is announcing to the public this morning. Yesterday, the Board of Directors of Alabama National BanCorporation (“ANB”) voted to approve the merger of ANB into RBC Centura. The merger is subject to shareholder and regulatory approvals and is expected to be finalized in the first quarter of 2008. The offer accepted by our board represents a substantial premium over the current price of ANB shares. We believe that accepting this offer is the best way to maximize shareholder value and meet our fiduciary responsibility to our shareholders as a publicly held company.

RBC Centura, based in Raleigh, NC, is the U.S.-based bank holding company subsidiary of Royal Bank of Canada (RBC) (NYSE and TSX: RY). RBC Centura operates over 340 branches across the Southeast in North Carolina, Alabama, Georgia, Virginia, South Carolina and Florida. Total U.S. assets are currently more than $26 billion and Royal Bank of Canada is one of the largest banks in North America, with over $550 billion in assets.

RBC Centura sought out ANB because of our reputation, our historical performance, the markets we serve, and, most importantly, the quality of our people. The combined resources of our affiliate banks and RBC Centura will provide our customers with an even broader range of financial services, convenient access to over 340 additional branches and ATMs throughout the Southeast, and a larger capital base that will enable us to invest in the resources that will allow us to grow.

We believe becoming part of RBC Centura will open the door to new opportunities for personal and professional growth and give us access to the resources and support that an organization this size and scope can provide. And because the focus will be on growth within the markets we serve as well as moving into markets that we want to serve, there will be no need for the type of branch consolidation that is common to in-market bank mergers.

I’m sure you have many questions, and I’m equally certain we don’t have all of the answers yet, but we are committed to sharing additional information about the merger with you on an ongoing basis. Please review the attached FAQs and Press Release detailing today’s announcement and join us for an all-employee conference call today at 8:30 a.m. Central/9:30 a.m. Eastern time. See below for call-in instructions.

I ask for your patience and support as we work through the process of integrating our organizations and urge you to remain focused on providing exceptional service to our customers, both external and internal.

Finally, please accept my personal thanks for everything you do and have done for ANB. Your hard work and dedication have made us the successful company that we are today and positioned us for even greater accomplishments as part of RBC Centura.

Sincerely,

All Employee Conference Call

Thursday, September 6, 2007

8:30 a.m. Central 9:30 a.m. Eastern

Phone #: TBD

Confirmation Code: TBD

/s/ John H. Holcomb, III